Filed Pursuant To Rule 433

Registration No. 333-275079

February 9, 2024

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Live Address: https://twitter.com/2800345565/status/1756053095665246236

Text: For details & disclosures about the big one on the left, visit: https://etfs.grayscale.com/gbtc

Spot Bitcoin ETF Assets Under Management

$26.5B $500.7M $427.0M $225.5M $111.0M $81.7M $49.5M $49.5M $28.1M 3.3M

GBTC Issuer 1 Issuer 2 Issuer 3 Issuer 4 Issuer 5 Issuer 6 Issuer 7 Issuer 8 Issuer 9

Source: Bloomberg, Grayscale Investments. Data as of January 12, 2024.

For illustrative purposes only

Grayscale

Link: https://etfs.grayscale.com/gbtc

Now boarding: Investors in the world’s largest Bitcoin f

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.